FIRST AMENDMENT TO ZAZA ENERGY CORPORATION

STOCK AWARD AGREEMENT

            THIS FIRST AMENDMENT TO ZAZA ENERGY CORPORATION STOCK AWARD AGREEMENT (this “Amendment”) is made and entered into as of December ___, 2012 (the “Amended Issuance/Vesting Date”), by and between BLACKSTONE OIL & GAS, LLC, a Texas limited liability company (“Blackstone”), OMEGA ENERGY CORP. (“Omega”), LARA ENERGY INC. (“Lara,” which each of Blackstone, Omega and Lara referred to individually as a “Grantor” and referred to collectively as “Grantors”), and [NAME OF GRANTEE] (“Grantee”).

1.

Restatement of Stock Award Agreement.  Except as stated herein, Grantors and Grantee agree to restate and fully incorporate by reference herein the terms and conditions of the ZaZa Energy Corporation Stock Award Agreement dated June 29, 2012 (the “Stock Award Agreement”).

2.

Revision to Section 1 of the Stock Award Agreement.  Section 1 of the Stock Award Agreement is amended such that the issuance and vesting date of the Stock (as that term is defined in the Stock Award Agreement) is the Amended Issuance/Vesting Date.

3.

General Release.  In consideration of the promises made in this Amendment, Grantee, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors, and administrators, fully, finally, unconditionally and forever releases and discharges each of the Grantors, ZaZa Energy Corporation, and their respective past or present employees, representatives, administrators, agents, officials, officers, directors, shareholders, members, divisions, parents, subsidiaries, successors, predecessors, affiliates, general partners, managers, limited partners, consultants, contractors, employee benefit plans (and their sponsors, fiduciaries, or administrators), insurers, or attorneys (collectively, the “Released Parties”), from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, regarding any act or failure to act that occurred up to and including the date on which Grantee signs this Amendment, including, without limitation, any claims arising or that arose or may have arisen out of, are incidental to, or are in any way connected to or with the grant of Stock.  Grantee intends and agrees that this release shall be effective as a bar to all actions, causes of action, obligations, costs, expenses, attorneys’ fees, damages, debts, duties, losses, claims, liabilities and demands of whatsoever character, nature and kind, whether or not Grantee knows that the claim exists at this time.

4.

Covenant Not To Sue.  Except for an action arising out of a breach of the terms of the Stock Award Agreement, as amended by this Amendment, Grantee agrees never to bring (or cause to be brought) any claim, action or proceeding against any of the Released Parties regarding any act or failure to act that occurred up to and including the date on which the parties sign this Amendment, including, without limitation, any claims arising or that arose or may have arisen out of, are incidental to, or are in any way connected to or with the grant of Stock.

5.

Indemnification and Hold Harmless.  Grantor agrees to indemnify and hold harmless each of the Released Parties from, against and with respect to any and all liability and obligations which arose and/or accrued prior to, and/or which arise and/or accrue subsequent to, the Amended Issuance/Vesting Date regarding or relating to Grantee’s tax payment obligations associated with the grant of Stock, including but not limited to any sums of money, damages, claims, judgments, settlement amounts, liens, penalties, fines, professional fees (including attorneys’ fees) and costs.

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the Amended Issuance/Vesting Date.

BLACKSTONE OIL & GAS, LLC                                    ___________________________________

                                                                                                      [NAME OF GRANTEE]

By: ____________________________

Name:  Todd Alan Brooks

Title:  President

OMEGA ENERGY CORP.

By: ____________________________

Name:  Gaston Kearby

Title:  President

LARA ENERGY INC.

By: ____________________________

Name:  John Hearn, Jr.

Title:  President

NGEDOCS: 2040246.1